Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller (312) 543-6708
Triple-S Management Corporation Reports Fourth Quarter 2009 Results
SAN JUAN, Puerto Rico, February 9, 2010 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced consolidated revenues of $516.9 million and operating income of $34.2 million for the three months ended December 31, 2009. Net income of $28.1 million, or $0.96 per diluted share, includes an after tax net gain of $3.7 million, or $0.13 per share, in net realized and unrealized gains on investments and derivatives.
Fourth-Quarter Consolidated Highlights
•	Total consolidated operating revenues increased 11.2% year over year to $511.8 million;

•	Operating income was $34.2 million;

•	Excluding net realized and unrealized gains on investments and a derivatives gain; included within other income (expenses), net income was $24.4 million, or $0.83 per diluted share;

•	Consolidated loss ratio was 84.7% and the medical loss ratio (MLR) was 88.7%;

•	Consolidated operating expense ratio decreased 70 basis points to 14.3%;

•	Commercial member months enrollment, including ASO, increased 19.0%;
“We recorded solid membership growth in the fourth quarter, specifically in the Commercial business, which largely reflected the July 2009 acquisition of La Cruz Azul (LCA),” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “In the quarter, we also benefitted from the favorable impact of ASO government contract profit sharing in the Metro-North region, offset by costs related to swine flu, primarily in our Commercial segment. As we concluded our second year as a public company, our balance sheet remains healthy.”
Ruiz-Comas added, “Importantly, we enter 2010 with a well-balanced revenue stream, enabling us to diversify risk and insulate ourselves from the variability that can occur in our businesses. We have put in place several initiatives aimed at lowering our MLR while preserving quality of care, and anticipate that we will begin the migration of an initial set of members onto our new IT system beginning in April. We continue to evaluate opportunities to expand our geographic footprint within Puerto Rico, the Caribbean and Central America, and remain confident in our competitive position and our ability to execute the strategy we have outlined.”
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Selected Fourth Quarter Details
•	Consolidated Premiums Increased 9.4%. Consolidated premiums were $479.9 million, an increase of 9.4% versus a year ago, principally due to increased volume and higher rates in the Managed Care business. Reported Managed Care net premiums increased to $432.1 million driven by an 18.0% year over year rise in Commercial premiums. The increase resulted primarily from growth in Commercial membership, reflecting in large part the acquisition of LCA, as well as higher premium rates across all businesses.

•	Administrative Service Fees Rose 162.0%. Administrative service fees increased $11.5 million, to $18.7 million, reflecting Metro-North region members added in November 2008, the LCA acquisition, which added 72,000 members, and organic growth. In addition, as the result of the savings achieved in the Metro-North region, we recognized a higher than anticipated performance incentive.

•	Consolidated Operating Margins Improved to 6.7%. As a result of a 100 basis point improvement in Managed Care margins, consolidated operating margins increased by 40 basis points to 6.7%. Offsetting this improvement in the Managed Care margins were respective year over year declines of 160 and 410 basis points in the Life Insurance and Property and Casualty businesses.

•	Managed Care Membership Increased 12.7%. Total Commercial membership was 737,286, up 24.4% from the prior year, primarily reflecting the addition of LCA members and other organic growth. Reform membership rose 2.4% to 540,142 and Medicare membership declined 7.5% to 69,605.

•	Consolidated Claims Incurred Increased 11.5%. Consolidated claims incurred were $406.3 million, an 11.5% increase from a year ago, principally due to higher claims in the Managed Care segment resulting from higher enrollment and the addition of LCA’s members. The consolidated loss ratio rose to 84.7%, largely reflecting the effect of reserve developments in our Managed Care segment and the impact of premium adjustments in the Reform business. Excluding the effect of these items, the consolidated loss ratio increased 140 basis points, primarily resulting from increased utilization, particularly among local government employees, and the effect of the swine flu.

•	Managed Care MLR Improved 160 Basis Points Sequentially to 88.7%. The quarter-to-quarter improvement was driven by a decrease in the Medicare MLR, and to a lesser degree in the Commercial MLR, offset in part by an increase in the Reform MLR.

•	Consolidated Operating Expense Ratio Fell 70 Basis Points, to 14.3%. The decline in this ratio was achieved despite a 6.6% increase in operating expenses, reflecting efficiencies associated with our scalable infrastructure and general cost control discipline. Overall, operating expenses increased $4.4 million, to $71.3 million, primarily due to higher Commercial volume, incremental expenses associated with the LCA acquisition, and the addition of the Metro-North region ASO contract in November 2008.

•	Adjusted Net Income Rose to $24.4 million, or $0.83 Per Diluted Share. This compares with $21.3 million, or $0.66 per diluted share, in the corresponding quarter of 2008. Net income for the three months ended December 31, 2009, was $28.1 million, or $0.96 per diluted share, which included $0.13 per diluted share in after tax net realized and unrealized gains on investments.
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	Pro Forma Net Income
	Three months ended		Year ended
(Unaudited)	December 31,		December 31,
(dollar amounts in millions)	2009	2008	2009	2008

Pro forma net income:
Net income	$28.1	$2.0	$68.8	$24.8
Net realized investment (gains) losses, net of tax	(1.5)	9.9	(0.5)	11.8
Net unrealized trading investments (gains) losses, net of tax	(2.1)	8.7	(8.9)	18.8
Derivative loss, net of tax	(0.1)	0.7	—	4.4

Pro forma net income	$24.4	$21.3	$59.4	$59.8

Diluted pro forma net income per share	$0.83	$0.66	$2.01	$1.86

Year-End Recap
For the year ended December 31, 2009, consolidated operating revenues rose 11.6% to $2.0 billion, primarily reflecting growth in the Managed Care segment. Consolidated claims incurred for the year ended December 31, 2009 were $1.61 billion, up 12.4% year over year. The consolidated loss ratio increased 140 basis points to 86.0%. Consolidated operating expenses for the period were $279.4 million and the operating expense ratio was 14.5%. Pro forma net income for the year ended December 31, 2009 was $59.4 million, or $2.01 per diluted share, based on weighted average shares outstanding of 29.6 million, compared with $59.8 million, or $1.86 per diluted share, based on weighted average shares outstanding of 32.2 million at the same time last year.
As of December 31, 2009, Triple-S Management had $39.0 million in parent company cash, cash equivalents, and investments.
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.
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	Three months ended December 31,				Year ended December 31,
(Unaudited)			Percentage				Percentage
(dollar amounts in millions)	2009	2008	Change		2009	2008	Change

Premiums earned, net:
Managed Care:
Commercial	$221.9	$188.1		18.0%	$822.1	$734.2		12.0%
Reform	90.4	87.8		3.0%	348.1	340.1		2.4%
Medicare	119.8	115.1		4.1%	513.9	438.7		17.1%

Total managed care	432.1	391.0		10.5%	1,684.1	1,513.0		11.3%

Life Insurance	25.6	24.2		5.8%	100.1	92.8		7.9%
Property and Casualty	23.2	24.5		(5.3%)	96.2	93.8		2.6%
Other	(1.0)	(1.0)		0.0%	(4.3)	(4.1)		4.9%

Total premiums earned	$479.9	$438.7		9.4%	$1,876.1	$1,695.5		10.7%

Operating revenues:
Managed Care	$457.1	$404.4		13.0%	$1,757.0	$1,558.6		12.7%
Life Insurance	29.9	28.6		4.5%	116.9	109.3		7.0%
Property and Casualty	26.1	28.1		(7.1%)	107.9	106.3		1.5%
Other	(1.3)	(0.9)		44.4%	(5.0)	(3.3)		51.5%

Total operating revenues	$511.8	$460.2		11.2%	$1,976.8	$1,770.9		11.6%

Operating income:
Managed Care	$25.1	$18.2		37.9%	$57.2	$52.6		8.7%
Life Insurance	3.6	3.9		(7.7%)	14.6	12.5		16.8%
Property and Casualty	4.4	5.9		(25.4%)	8.8	13.1		(32.8%)
Other	1.1	1.0		10.0%	4.0	5.9		(32.2%)

Total operating income	$34.2	$29.0		17.9%	$84.6	$84.1		0.6%

Operating margin:
Managed Care	5.5%	4.5%	100	bp	3.3%	3.4%	-10	bp
Life Insurance	12.0%	13.6%	-160	bp	12.5%	11.4%	110	bp
Property and Casualty	16.9%	21.0%	-410	bp	8.2%	12.3%	-410	bp
Consolidated	6.7%	6.3%	40	bp	4.3%	4.7%	-40	bp

Depreciation and amortization expense	$3.3	$2.1		57.1%	$9.6	$7.4		29.7%
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	Three months ended		Year ended
Managed Care Additional Data	December 31,		December 31,
(dollar amounts in millions)	2009	2008	2009	2008

Member months enrollment
Commercial:
Fully-insured	1,443,808	1,249,569	5,421,586	4,947,854
Self-funded	771,039	526,616	2,726,036	2,049,140
Total Commercial	2,214,847	1,776,185	8,147,622	6,996,994

Reform:
Fully-insured	1,018,532	1,012,521	4,016,332	4,101,905
Self-funded	597,576	376,975	2,321,144	376,975
Total Reform	1,616,108	1,389,496	6,337,476	4,478,880

Medicare:
Medicare Advantage	177,227	196,879	742,666	727,274
Stand-alone PDP	29,399	30,284	117,700	127,658
Total Medicare	206,626	227,163	860,366	854,932

Total member months	4,037,581	3,392,844	15,345,464	12,330,806

Claim liabilities			$236.4	$201.8

Days claim payable			56.9	54.9

Premium PMPM:
Managed care	$161.90	$157.08	$163.53	$152.76
Commercial	$153.69	$150.53	$151.63	$148.39
Reform	$88.76	$86.71	$86.67	$82.91
Medicare	$579.79	$506.68	$597.30	$513.14

Consolidated loss ratio	84.7%	83.0%	86.0%	84.6%

Medical loss ratio	88.7%	87.6%	90.0%	88.9%
Commercial	89.1%	89.3%	90.4%	87.6%
Reform	97.2%	87.7%	91.8%	90.6%
Medicare Advantage	81.9%	85.1%	88.2%	89.3%
Medicare Part D	69.3%	67.0%	86.4%	107.4%

Consolidated operating expense ratio	14.3%	15.0%	14.5%	14.7%

Operating expense ratio	10.8%	10.9%	10.6%	10.5%
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	As of December 31,
Managed Care Membership by Segment	2009	2008

Members:
Commercial:
Fully-insured	480,671	417,685
Self-funded	256,615	175,038
Total Commercial	737,286	592,723

Reform:
Fully-insured	340,453	337,960
Self-funded	199,689	189,487
Total Reform	540,142	527,447

Medicare:
Medicare Advantage	59,825	65,243
PDP	9,780	10,037
Total Medicare	69,605	75,280

Total members	1,347,033	1,195,450
2010 EPS Guidance
“At the midpoint of our 2010 per share earnings guidance of $2.05-$2.15, we are forecasting a 4% increase in operating revenues and growth of twice that in operating income, reflecting a 100 basis point decline in MLR” said Ruiz-Comas.

2010 Range

Medical enrollment fully-insured (member months)	10.4-10.8 million

Medical enrollment self-insured (member months)	5.3-5.5 million
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2010 Range

Consolidated operating revenues (in billions)	$2.0-$2.1

Consolidated loss ratio	84.6%-85.6%

Medical loss ratio	88.5%-89.5%

Consolidated operating expense ratio	14.6%-15.0%

Consolidated operating income (in millions)	$87.0-$95.0

Consolidated effective tax rate	20.0%-22.0%

Earnings per share	$2.05-$2.15

Weighted average of diluted shares outstanding (in millions)	29.2
Conference Call and Webcast
Management will host a conference call and webcast Tuesday, February 9 at 9:00 a.m. Eastern Time to discuss its financial results for the fourth quarter of 2009, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 800-762-8779, and international callers should dial 480-629-9770 about five minutes before the presentation.
To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.3 million members, or about 34% of the population. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact waller_kathleen@yahoo.com.
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Forward-Looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
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Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	December 31,	December 31,
	2009	2008
Assets

Investments	$1,049,309	$1,015,701
Cash and cash equivalents	40,376	46,095
Premium and other receivables, net	272,932	237,158
Deferred policy acquisition costs and value of business acquired	139,917	126,347
Property and equipment, net	68,803	58,448
Other assets	66,279	64,710

Total assets	$1,637,616	$1,548,459

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$738,970	$690,080
Accounts payable and accrued liabilities	193,207	203,973
Borrowings	167,667	169,307

Total liabilities	1,099,844	1,063,360

Stockholders’ equity:
Common stock	29,153	31,148
Other stockholders equity	508,619	453,951

Total stockholders’ equity	537,772	485,099

Total liabilities and stockholders’ equity	$1,637,616	$1,548,459

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	Unaudited		December 31,
	Unaudited	Historical	Unaudited	Historical
	2009	2008	2009	2008
Revenues:
Premiums earned, net	$479,864	$438,682	$1,876,072	$1,695,457
Administrative service fees	18,661	7,106	48,643	19,187
Net investment income	13,280	14,447	52,136	56,253

Total operating revenues	511,805	460,235	1,976,851	1,770,897

Net realized investment losses	1,816	(11,707)	614	(13,940)
Net unrealized investment gain (loss) on trading securities	2,461	(10,257)	10,497	(21,063)
Other income (expenses), net	845	(1,160)	1,237	(2,468)

Total revenues	516,927	437,111	1,989,199	1,733,426

Benefits and expenses:
Claims incurred	406,282	364,342	1,612,860	1,434,914
Operating expenses	71,358	66,885	279,418	251,887

Total operating costs	477,640	431,227	1,892,278	1,686,801

Interest expense	3,311	3,333	13,270	14,681

Total benefits and expenses	480,951	434,560	1,905,548	1,701,482

Income before taxes	35,976	2,551	83,651	31,944

Income tax expense (benefit)	7,872	571	14,871	7,154

Net income	$28,104	$1,980	$68,780	$24,790

Basic net income per share	$0.96	$0.06	$2.33	$0.77

Diluted earnings per share	$0.96	$0.06	$2.33	$0.77
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Year Ended
	December 31,
	Unaudited	Historical
	2009	2008

Net cash provided by (used in) operating activities	$66,350	$(2,982)

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	241,368	228,436
Fixed maturities matured	189,144	91,732
Equity securities	9,877	4,450
Securities held to maturity:
Fixed maturities matured	7,819	22,875
Acquisition of investments:
Securities available for sale:
Fixed maturities	(459,705)	(505,896)
Equity securities	(3,684)	(19,636)
Fixed maturity securities held to maturity	(1,502)	(554)
Net repayment (disbursements) for policy loans	(489)	30
Capital expenditures	(18,706)	(22,411)

Net cash used in investing activities	(35,878)	(200,974)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(5,645)	18,353
Repayments of long-term borrowings	(1,640)	(1,639)
Repurchase and retirement of common stock	(26,120)	(7,645)
Proceeds from policyholder deposits	4,307	8,018
Surrenders of policyholder deposits	(7,093)	(7,195)
Other	—	6

Net cash (used in) provided by financing activities	(36,191)	9,898

Net decrease in cash and cash equivalents	(5,719)	(194,058)

Cash and cash equivalents, beginning of period	46,095	240,153

Cash and cash equivalents, end of period	$40,376	$46,095

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